Exhibit 99.1

Stereotaxis Reports 2021 Third Quarter Financial Results

ST. LOUIS, Nov. 11, 2021 (GLOBE NEWSWIRE) – Stereotaxis (NYSE: STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today reported financial results for the third quarter ended September 30, 2021.

“We are proud of the progress made on multiple fronts in the third quarter,” said David Fischel, Chairman and CEO. “We continue to demonstrate year-over-year and sequential revenue growth while improving commercial execution, establishing key strategic collaborations, advancing a wave of upcoming innovations, and enhancing our infrastructure and team.”

“Renewed global adoption of robotic systems drove revenue growth in the quarter. We received orders for two Genesis systems in the United States and Europe since our last call. Progress on multiple other capital opportunities supports our confidence in additional near-term orders and an approximate doubling of robotic system revenue next year.”

“China emerged as a third geographic pillar for Stereotaxis with our announcement of a strategic collaboration with MicroPort EP. Our collaboration provides for a robust product ecosystem and commercial infrastructure, and we have initiated early development, regulatory and commercial activities with the goal of significant long-term value creation.”

“Our proprietary robotically-navigated magnetic ablation catheter overcame initial supply chain disruptions, and we remain on track for completion of the required testing needed for a European regulatory submission and US pivotal trial early next year. An additional set of innovations will be showcased next month at Stereotaxis’ Innovation Day. We are confident in the transformative impact these innovations will have on patients, physicians, providers, and on Stereotaxis’ strategic and financial future.”

“This progress takes place while we are enhancing our infrastructure and growing our team. We are set to move into an enhanced and enlarged new headquarters at year end. We are pleased to welcome 14 incremental new team members year-to-date. All this takes place with continued financial discipline with total cash use year-to-date of less than two million dollars.”

2021 Third Quarter Financial Results

Revenue for the third quarter of 2021 totaled $9.1 million, up 5% from $8.7 million in the prior year third quarter. System revenue was $3.5 million and recurring revenue was $5.3 million, compared to $3.0 million and $5.5 million respectively in the prior year third quarter.

Gross margin for the third quarter of 2021 was 52% of revenue, with system gross margin of 5% and recurring revenue gross margin of 86%. Operating expenses in the quarter of $9.4 million include $2.6 million in non-cash stock compensation expense. Excluding stock compensation expense, adjusted operating expenses in the current quarter were $6.8 million, compared to the prior year adjusted operating expenses of $5.5 million. Operating expenses in the current year primarily reflect increased R&D spending and measured investment and hiring across key business functions.

Operating loss and net loss for the third quarter of 2021 were both ($4.6) million, compared to ($1.6) million for both in the previous year. Adjusted operating loss and adjusted net loss for the quarter, excluding non-cash stock compensation expense, were ($2.0) million, compared to ($0.8) million for both in the previous year. Negative free cash flow for the third quarter was ($1.5) million, compared to ($0.2) million in the prior year third quarter. Negative free cash flow for the first nine months of 2021 totaled ($1.9) million, compared to ($3.9) million during the same period the previous year.

Cash Balance and Liquidity

At September 30, 2021, Stereotaxis had cash and cash equivalents, including restricted cash and compensating balances, of $42.8 compared to $44.2 million as of December 31, 2020.

Forward Looking Expectations

Stereotaxis maintains its guidance of approximately $11 million in system revenue for 2021, with an approximate doubling of system revenue in 2022 contributing to robust double digit overall revenue growth for the year. Stereotaxis expects to start 2022 with greater than $40 million in cash. This balance sheet allows it to reach profitability without the need for additional financings.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, November 11, 2021, at 10:00 a.m. Eastern Time. To access the conference call, dial 1-800-367-2403 (US and Canada) or 1-334-777-6978 (International) and give the participant pass code 1935969. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis (NYSE: STXS) is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ Robotic Magnetic Navigation technology is used in the United States, Europe, Asia, and elsewhere. For more information, please visit www.Stereotaxis.com or follow us on Facebook, Twitter, LinkedIn, Instagram, and YouTube.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to manage expenses at sustainable levels, acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its technology, competitive factors, changes resulting from healthcare policy, dependence upon third-party vendors, timing of regulatory approvals, the impact of pandemics or other disasters, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

Investors@Stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Revenue:
Systems	$3,541,360	$2,953,005	$8,830,052	$2,965,774
Disposables, service and accessories	5,318,562	5,504,048	17,210,790	16,099,915
Sublease	246,530	246,530	739,590	739,590
Total revenue	9,106,452	8,703,583	26,780,432	19,805,279

Cost of revenue:
Systems	3,374,857	3,031,440	6,199,980	3,253,976
Disposables, service and accessories	750,507	747,285	2,558,414	2,068,085
Sublease	246,530	246,530	739,590	739,590
Total cost of revenue	4,371,894	4,025,255	9,497,984	6,061,651

Gross margin	4,734,558	4,678,328	17,282,448	13,743,628

Operating expenses:
Research and development	2,499,789	1,952,641	7,583,908	6,038,753
Sales and marketing	2,910,134	2,822,680	8,902,100	8,279,853
General and administrative	3,944,452	1,466,046	10,335,100	4,962,227
Total operating expenses	9,354,375	6,241,367	26,821,108	19,280,833

Operating loss	(4,619,817)	(1,563,039)	(9,538,660)	(5,537,205)

Interest (expense) income, net	1,258	(9,933)	(5,585)	71,596
Gain on extinguishment of debt	-	-	2,182,891	-
Net loss	$(4,618,559)	$(1,572,972)	$(7,361,354)	$(5,465,609)
Cumulative dividend on convertible preferred stock	(338,718)	(343,101)	(1,006,466)	(1,028,950)
Net loss attributable to common stockholders	$(4,957,277)	$(1,916,073)	$(8,367,820)	$(6,494,559)

Net loss per share attributed to common stockholders:
Basic	$(0.07)	$(0.03)	$(0.11)	$(0.09)
Diluted	$(0.07)	$(0.03)	$(0.11)	$(0.09)

Weighted average number of common shares and equivalents:
Basic	75,700,389	74,488,771	75,476,381	72,004,956
Diluted	75,700,389	74,488,771	75,476,381	72,004,956

STEREOTAXIS, INC.

BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$40,243,223	$43,939,512
Restricted cash - current	1,604,331	-
Compensating cash arrangement	251,548	250,620
Accounts receivable, net of allowance of $153,148 and $123,614 at 2021 and 2020, respectively	5,073,265	3,515,136
Inventories, net	3,854,572	3,295,457
Prepaid expenses and other current assets	2,383,673	1,716,014
Total current assets	53,410,612	52,716,739
Property and equipment, net	1,153,231	195,129
Restricted cash	700,000	-
Operating lease right-of-use assets	6,403,035	2,235,442
Other assets	253,416	308,515
Total assets	$61,920,294	$55,455,825

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$-	$1,185,058
Accounts payable	3,937,228	1,608,636
Accrued liabilities	2,562,390	3,209,235
Deferred revenue	6,688,239	5,282,770
Current portion of operating lease liabilities	654,611	2,287,487
Total current liabilities	13,842,468	13,573,186

Long-term debt	-	973,252
Long-term deferred revenue	1,793,298	548,915
Operating lease liabilities	5,911,757	-
Other liabilities	215,861	131,231
Total liabilities	21,763,384	15,226,584

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 22,387 and 22,513 shares outstanding at 2021 and 2020, respectively	5,583,768	5,605,323
Stockholders’ equity:
Convertible preferred stock, Series B, par value $0.001; 10,000,000 shares authorized, 5,610,121 shares outstanding at 2021 and 2020	5,610	5,610
Common stock, par value $0.001; 300,000,000 shares authorized, 74,579,198 and 73,694,203 shares issued at 2021 and 2020, respectively	74,579	73,694
Additional paid-in capital	530,019,539	522,709,846
Treasury stock, 4,015 shares at 2021 and 2020	(205,999)	(205,999)
Accumulated deficit	(495,320,587)	(487,959,233)
Total stockholders’ equity	34,573,142	34,623,918
Total liabilities and stockholders’ equity	$61,920,294	$55,455,825